NEWS RELEASE

FOR IMMEDIATE RELEASE

ULTRA PETROLEUM DELIVERS 22% ORGANIC PRODUCTION GROWTH
IN THE THIRD QUARTER AND 39% YTD

HOUSTON, Texas - October 30, 2007 - Ultra Petroleum Corp. (NYSE: UPL) today reported 22% organic production growth in the third quarter of 2007. Total production in the third quarter was 28.7 billion cubic feet equivalent (Bcfe) which compares to 23.6 Bcfe in the third quarter of 2006. Both quarters include China operations. Third quarter 2007 production in Wyoming alone, at the company’s core asset, increased 26% from the same period in 2006.

Production for the third quarter 2007 is comprised of 25.7 billion cubic feet (Bcf) of domestic natural gas, 199.5 thousand barrels (MBbls) of domestic condensate, and 301.1MBbls of crude oil from China. Domestic natural gas prices realized for the third quarter 2007, including the effects of hedging, were $4.04 per thousand cubic feet (Mcf), a decrease from $5.68 per Mcf for the same period in 2006. Domestic condensate prices were $67.02 per barrel (Bbl) compared to $70.61 per Bbl in the third quarter of 2006. China crude oil prices realized in the third quarter were $63.94 per Bbl, compared to $50.14 per Bbl in the third quarter of 2006.

Earnings for the third quarter ended September 30, 2007 were $37.4 million, or $0.24 per diluted share, compared to $52.5 million, or $0.33 per diluted share for the same period in 2006. Earnings in the quarter are comprised of $0.21 per diluted share from continuing operations and $0.03 per diluted share from discontinued operations as a result of the company’s sale of Sino-American Energy. Total operating cash flow (1), including discontinued Sino-American operations, was $90.4 million, or $0.57 per diluted share for the third quarter 2007, versus $106.3 million, or $0.66 per diluted share for the same period in 2006. Operating cash flow from continuing operations (1) was $81.7 million, or $0.52 per diluted share for the third quarter 2007, versus $92.6 million, or $0.58 per diluted share for the same period in 2006.

“Despite the confluence of events that drove Rockies natural gas prices to unimaginable levels, we achieved margins and financial returns equal to or above our peer group. We maintained our industry leading cost structure even while shutting-in over 12% of our available production for the quarter,” stated Michael D. Watford, Chairman, President and Chief Executive Officer. “Year-to-date for total operations, we achieved a net income margin of 33% and a cash flow margin of 71%. Our all-in costs of $2.65 per Mcfe ($2.46 per Mcfe domestic only) are the lowest in the industry and combined with our 30 year drilling inventory positions us to continue our sector leadership in growth and returns. As to growth, we are maintaining our 27% increased production target of 116.5 Bcfe for the year (29% on a per share basis) even after suffering lost production due to third and fourth quarter shut-ins and the sale of our Sino-American operations,” Watford added.

Natural gas and crude oil production for the nine month period ended September 30, 2007 increased to 87.8 Bcfe compared to 63.2 Bcfe for the same nine months of 2006, a 39% increase. Both periods include production from China. Production for the first nine months of 2007 is comprised of 77.1 Bcf of domestic natural gas, 614.8 MBbls of domestic condensate, and 1.153 million barrels of crude oil from China operations. Including the effects of hedging, realized domestic natural gas prices during the nine month period were $4.76 per Mcf, compared to $6.18 per Mcf during the same period in 2006. Domestic condensate prices were $60.36 per Bbl compared to $67.81 per Bbl during the comparable 2006 period. China crude oil prices for the nine months ended September 30, 2007 were $56.21 per Bbl compared to $56.62 per Bbl in 2006.

Earnings for the nine month period ended September 30, 2007 were $153.1 million, or $0.96 per diluted share. Earnings for the nine month period include $0.84 per diluted share from continuing operations and $0.12 per diluted share from discontinued operations as a result of the company's sale of Sino-American. Total operating cash flow (1), including discontinued operations, was $333.0 million, or $2.10 per diluted share for the nine month period, versus $313.8 million, or $1.93 per diluted share for the same period in 2006. Operating cash flow from continuing operations (1) for the nine month period increased to $299.4 million, or $1.89 per diluted share, up from $273.5 million, or $1.68 per diluted share, for the same period in 2006.

Operational Highlights
During the third quarter of 2007 there were 54 gross (25.0 net) new producing wells in Wyoming. Since the first of the year 144 gross (67.5 net) new producing wells were placed on production. This compares to 90 gross (42.2 net) for the same time period in 2006.

The average 24-hour delivery rate of the new Pinedale wells was 8.7 million cubic feet of gas per day (Mmcfg) with a maximum of 22.1 Mmcfg per day. The maximum was achieved on the Ultra operated Mesa 2B-34D. The average of the Ultra operated wells was 9.8 Mmcfg per day while the average of the Ultra interest non-operated wells was 8.0 Mmcfg per day.

Below is a chart of year-to-date well statistics in Wyoming. It is important to note that the average initial production rate of an Ultra operated Pinedale well is 123% of the outside-operated Pinedale well.

Operator	Area	Average Initial Production (Mmcf/day)	Minimum Initial Production (Mmcf/day)	Maximum Initial Production (Mmcf/day)	Number of Wells

Ultra	Pinedale	9.8	3.5	22.1	59
Outside-Operated	Pinedale	8.0	2.5	15.9	88
	Total Pinedale	8.7	2.5	22.1	147

Ultra	Jonah	5.2	3.0	11.9	10

Average	Pinedale/Jonah	8.5	2.5	22.1	157

At quarter end in the Pinedale Field, Ultra had 11 operated rigs drilling while their partners were running an additional 9 rigs on Ultra interest lands. There were 9 gross (4.4 net) wells being completed and 23 gross (8.4 net) wells waiting on completion.

Since the beginning of the year, Ultra has drilled 65 total operated wells from spud to total depth (TD). In Pinedale the company is averaging 38 days per well spud to TD. This compares to 61 days per well average for 2006. Since the end of the quarter Ultra achieved a new record in drilling time in the Pinedale Field. Ultra drilled the Warbonnet 3A1-9D well from spud to a TD of 13,380 feet in 18.6 days surpassing the previous record of 22.8 days.

The company's ongoing delineation program is in full swing with four of eleven rigs now drilling wells as part of this project. At the present time there are over 100 identified quarter sections (160 acres) for delineation drilling in and around the Pinedale Field. Current plans call for continuing the delineation drilling effort for at least the next five years in ongoing efforts to fully define the ultimate potential of this gigantic asset. Six of the planned 21 delineation wells for 2007 have sufficient production history to be able to estimate reserves. All six have reserves above the year-end 2006 reserves estimates by Netherland Sewell and Associates and on average the reserves are 167% better than these pre-drill estimates.

Included in the delineation wells, the Warbonnet 5C1-11D on the east side of the Warbonnet area came on with a 24-hour flow rate of 14.3 Mmcfg per day and the Warbonnet 4B-11D just to the north came on at a 24-hour flow rate of 10.3 Mmcfg per day. Further to the north, the Boulder 10A-30 came on for a 24-hour flow rate of 17.7 Mmcfg per day.

The evaluation of the non-pay section in Pinedale Field continues. Eight of the test wells are now completed and initial production logs have been run. These production logs indicate that the flow rates from the 21 frac stages pumped in this test have averaged over 125 Mcf gas per day per stage. If this production continues like the typical Lance completion, these zones would appear to add materially to the overall reserves and production at only the cost of the extra frac jobs. It is still early in the process and additional testing will be needed to prove the potential value that can be added from this work.

Ultra continues to move ahead at the Mesa 10D-33 deep exploration test. The top of the Blair was encountered at 16,204 feet. At 17,504 feet Ultra chose to stop drilling due to the high pressures that were encountered. At that time, the well was drilled with 17.6 pound per gallon mud and carrying a continuous gas flare. This mud weight equates to over 16,000 pounds bottom hole pressure at this depth. To evaluate the section drilled to date, an extensive suite of wireline logs were run and a large number of side-wall cores were recovered. All this data is now being evaluated to better understand what has been found so far with some 500 feet of the Blair yet to drill. These logs indicate a significant thickness of potential pay sand with better porosity than was seen at the Stewart Point 15-29 deep test. After logging the drilling liner was run to protect this part of the hole while it is still planned to drill ahead to the planned 19,500 foot total depth to test the balance of the Blair and the Hilliard. After setting the liner, the tools became stuck in cement inside the casing. Currently the company is washing over the drill string to recover the fish and hopes to be back drilling soon and finish the drilling operation during 2007.

Rockies Express Pipeline Update

The Federal Energy Regulatory Commission (FERC) has approved the construction of all seven segments of the Rockies Express Pipeline (REX). REX is expected to be in service on January 1, 2008, with a probable likelihood of interim service starting in December 2007, according to Kinder Morgan, the REX operator. At this time, over 75% of the REX pipeline has been welded, with 65% of the pipeline having been lowered and back-filled, while good progress continues with the compressor station construction. Once operational, REX will move natural gas from the Rockies to the Midwest and eventually the Northeast and is expected to significantly increase the take-away capacity for natural gas in the Rockies by approximately 27%, allowing Ultra to diversify away from West Coast markets. Ultra, an anchor shipper on REX, has committed to firm capacity of 200 Mmcf per day of natural gas. The increased capacity represented by REX to the Midwest and eventually Northeast, will have a positive impact on Wyoming natural gas prices as evidenced by current forward price quotes.

Share Repurchase Activity

During the nine months ended September 30, 2007, Ultra repurchased 1,513,967 shares of its common stock for an aggregate $83.8 million dollars at a weighted average price of $55.36 per share. Since the program's inception in May 2006, the company has repurchased 5.5 million shares of its common stock for an aggregate $282.1 million at a weighted average price of $51.18 per share. Total shares outstanding as of September 30, 2007 for Ultra were 152,279,226.

Hedging

At September 30, 2007, Ultra had the following open commodity derivative contracts in place to manage price risk on a portion of its natural gas production whereby the company receives the fixed price and pays the variable monthly index price. All prices are Northwest Pipeline Rockies basis.

Type	Remaining Contract Period	Volume - mmbtu/day	Average Price / mmbtu
Swap	Nov 2007 - Dec 2007	10,000	$4.59
Swap	Apr 2008 - Oct 2008	60,000	$6.82
Swap	Jan 2009 - Dec 2009	30,000	$7.35

At this time, Ultra has the following fixed price physical delivery contracts in place on behalf of its interest and those of other parties. All fixed price contracts are at the Opal, Wyoming hub.

Type	Remaining Contract Period	Volumes mmbtu/day	Average Price per Mcf/mmbtu
Forward Sale	Jan 2008 - Dec 2008	100,000	$7.41 Mcf/$6.83 mmbtu
Forward Sale	Jan 2009 - Dec 2009	10,000	$8.15 Mcf/$7.51 mmbtu

Other Highlights during the Quarter

On September 27, 2007, the company announced the execution of a stock purchase agreement for the sale of Sino-American Energy Corporation which represents all of Ultra's interest in Bohai Bay, China for $223 million. Proved reserves at year-end 2006 for Sino-American were approximately 4 MMBbls which represented 1% of Ultra's total booked proved reserves. Despite having owned Sino-American in the third quarter of 2007, under generally accepted accounting principles ("GAAP"), its operations have been reclassified as "Discontinued Operations" for the entire quarter and for the prior-year period. As a result, production, revenues and expenses associated with Sino-American have been removed from continuing operations and reclassified to discontinued operations. The sale closed on October 22, 2007, with an effective date of June 30, 2007. The purchaser of Sino-American Energy Corporation is SPC E&P (China) Pte Ltd, a wholly-owned subsidiary of Singapore Petroleum Company Limited.

Conference Call Webcast Scheduled for October 31, 2007

Ultra Petroleum’s third quarter 2007 conference call will be available via live audio webcast at 10:00 a.m. Central Daylight Time (11:00 a.m. Eastern Daylight Time) on Wednesday, October 31, 2007. All interested parties are invited to listen to this webcast by logging on to www.ultrapetroleum.com. The webcast will be archived on Ultra Petroleum’s website through February 20, 2008.

About Ultra

Ultra Petroleum Corp. is an independent, exploration and production company focused on developing its long-life natural gas reserves in the Green River Basin of Wyoming -- the Pinedale and Jonah Fields. Ultra is listed on the New York Stock Exchange and trades under the ticker symbol "UPL". The Company had 152,279,226 shares outstanding on September 30, 2007.

Ultra Petroleum Corp.
Consolidated Statement of Operations
(unaudited)
All amounts expressed in US$000’s
	For the Nine Months Ended		For the Quarter Ended
	30-Sep-07	30-Sep-06	30-Sep-07	30-Sep-06
Volumes
Oil liquids (Bbls) - Domestic	614,791	412,473	199,464	158,163
Natural Gas (Mcf) - Domestic	77,144,168	53,457,186	25,727,129	20,494,570
MCFE from continuing operations	80,832,914	55,932,024	26,923,913	21,443,548

Oil crude (Bbls) - China - discontinued operations	1,153,293	1,206,930	301,139	355,674
MCFE - Total	87,752,672	63,173,604	28,730,747	23,577,592

Revenues
Oil sales	$37,111	$27,971	$13,368	$11,168
Natural Gas sales	367,552	330,202	103,847	116,365
Total Revenues	404,663	358,173	117,215	127,533

Expenses
Production Costs	16,675	10,218	6,424	5,411
Severance/Production Taxes	45,166	41,223	12,960	14,549
Gathering Fees	20,141	13,621	6,667	5,509
Total Lease Operating Costs	81,982	65,062	26,051	25,469

DD&A	94,084	50,189	31,864	19,556
General and administrative	10,109	12,093	3,470	4,225
Total Expenses	186,175	127,344	61,385	49,250
Interest and other income	839	1,629	203	285
Interest and debt expense	12,471	1,183	5,550	872

Net income before income taxes	206,856	231,275	50,483	77,696

Income tax provision - current	3,718	8,957	1,110	5,159
Income tax provision - deferred	69,987	82,908	16,617	30,781

Net income from continuing operations	$133,151	$139,410	$32,756	$41,756
Discontinued operations, net of tax	$19,909	$31,215	$4,644	$10,719
Net Income	153,060	170,625	37,400	52,475

Operating Cash Flow from Continuing Operations (1)	$299,360	$273,529	$81,727	$92,590
Operating Cash Flow from Discontinued Operations (1)	$33,592	$40,255	$8,709	$13,704
Operating Cash Flows (1)	$332,952	$313,784	$90,436	$106,294
(1) (see non-GAAP reconciliation)

Weighted Average Shares - Basic	151,825	154,591	151,530	153,351
Weighted Average Shares - Diluted	158,768	162,447	158,224	160,920

Earnings per Share from continuing operations - Basic	$0.88	$0.90	$0.22	$0.27
Earnings per Share from continuing operations - Diluted	$0.84	$0.86	$0.21	$0.26

Earnings per Share from discontinued operations - Basic	$0.13	$0.20	$0.03	$0.07
Earnings per Share from discontinued operations - Diluted	$0.12	$0.19	$0.03	$0.07

Realized Prices
Oil liquids (Bbls) - Domestic	$60.36	$67.81	$67.02	$70.61
Oil crude (Bbls) - China (discontinued operations)	$56.21	$56.62	$63.94	$50.14
Natural Gas (Mcf)	$4.76	$6.18	$4.04	$5.68

Costs Per MCFE
United States - continuing operations
Production Costs	$0.21	$0.18	$0.24	$0.25
Severance/Production Taxes	$0.56	$0.74	$0.48	$0.68
Gathering Fees	$0.25	$0.24	$0.25	$0.26
DD&A	$1.16	$0.90	$1.18	$0.91
General and administrative	$0.13	$0.22	$0.13	$0.20
Interest and debt expense	$0.15	$0.02	$0.21	$0.04
	$2.46	$2.30	$2.49	$2.34
China - discontinued operations
Production Costs	$1.53	$0.94	$2.75	$0.99
Severance/Production Taxes	$1.17	$0.97	$1.65	$0.77
DD&A	$2.16	$1.25	$2.18	$1.40
General and administrative	$0.07	$0.01	$0.12	$0.00
	$4.93	$3.17	$6.70	$3.16

Note: Amounts on a per MCFE basis may not total due to rounding.

Margins
Pre-tax income - continuing operations	51%	65%	43%	61%
Net Income - continuing operations	33%	39%	28%	33%

Pre-tax income	51%	65%	42%	61%
Net Income	33%	40%	27%	36%

Operating margins
United States - continuing operations	80%	82%	78%	80%

Note: Certain prior period amounts have been reclassified to conform with current period presentation.

Ultra Petroleum Corp.
Reconciliation of Cash Flow from Operations Before Changes in Non-Cash Working Capital
(unaudited)
All amounts expressed in US$000's

(1) Operating cash flow is defined as net cash provided by operating activities, including continuing and discontinued operations, before changes in non-cash working capital. Management believes that the non-GAAP measure of operating cash flow is useful as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. The company also has included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Operating cash flow should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with GAAP.

The following table reconciles cash flow from operations before changes in non-cash items and working capital with net cash provided by operating activities as derived from the company's financial information.

	For the Nine Months Ended		For the Quarter Ended
	30-Sep-07	30-Sep-06	30-Sep-07	30-Sep-06

Net cash provided by operating activities	$358,202	$328,889	$118,844	$91,177
Excess tax benefit from stock based compensation	$13,561	$9,516	$2,013	$1,458
Other	$(92)	$-	$(51)	$-
Accounts payable and accrued liabilities	$(36,403)	$(31,583)	$8,134	$(6,225)
Prepaid expenses and other current assets	$1,142	$(22)	$135	$(7)
Accounts receivable	$119	$10,170	$(14,535)	$18,672
Restricted cash	$1,482	$2	$275	$1
Other long-term obligations	$(7,117)	$(5,255)	$(8,864)	$(4,163)
Taxation payable	$2,150	$3,565	$-	$-
Net changes in non-cash working capital
- discontinued operations	$(92)	$(1,498)	$(15,515)	$5,381
Cash flow from operations before changes in non-cash working capital	$332,952	$313,784	$90,436	$106,294

These statements are unaudited and subject to adjustment.

Note: Certain prior period amounts have been reclassified to conform with current period presentation.

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections or other statements, other than statements of historical fact, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the Company’s business are set forth in our filings with the SEC, particularly in the section entitled “Risk Factors” included in our Annual Report on Form 10-K for our most recent fiscal year and from time to time in other filings made by us with the SEC. These risks and uncertainties include increased competition, the timing and extent of changes in prices for crude oil and natural gas, particularly in Wyoming, risks inherent in operations in China, the timing and extent of the Company’s success in discovering, developing, producing and estimating reserves, the effects of weather and government regulation, availability of oil field personnel, services, drilling rigs and other equipment, and other factors listed in the reports filed by the Company with the SEC. Full details regarding the selected financial information provided above will be available in the Company’s Report on Form 10-Q for the quarter ended September 30, 2007.

This release can be found at http://www.ultrapetroleum.com

For further information contact:
Kelly L. Whitley
Manager Investor Relations
Phone: 281-876-0120 Extension 302
Email: info@ultrapetroleum.com
Website: www.ultrapetroleum.com